                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 2nd day of November, 2004 (the "Effective Date") between Idenix Pharmaceuticals, Inc., a corporation domesticated under the laws of the State of Delaware (together with its subsidiaries, successors and assigns, the "Company") and David Shlaes, M.D., Ph.D. (the "Employee").

                  WHEREAS, the Employee currently is employed by the Company as the Executive Vice President, Research and Development, pursuant to an Employment Agreement by and between the Employee and the Company dated May 8, 2003 (the "Prior Agreement"), and

                  WHEREAS, the Employee and the Company mutually desire to change the Employee's status and relationship with the Company in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Employee, the Company and the Employee (individually, a "Party" and, together, the "Parties") hereto agree as follows:

1.       EMPLOYMENT AGREEMENT

         This Employment Agreement shall replace and supercede in its entirety the Prior Agreement.

2.       EMPLOYMENT PERIOD

         Commencing on the Effective Date, the Company shall employ the Employee, and the Employee shall serve the Company, under the terms of this Agreement until June 30, 2005 (together with any extensions of the initial term, the "Employment Period"). Not less than 60 days prior to the end of the initial term and any subsequent terms which may be thereafter mutually agreed, the parties agree to re-evaluate the employment relationship to determine whether such relationship will be extended beyond the initial term of the Employment Period.

3.       TITLE, DUTIES AND STATUS; PLACE OF EMPLOYMENT

         During the Employment Period, the Company hereby engages the Employee as a Senior Fellow on the terms and conditions set forth in this Agreement. During the Employment Period, the Employee shall report to the Chief Executive Officer of the Company, and shall exercise such authority and perform such duties and functions which are consistent with the Employee's discharge of the following responsibilities: (a) overseeing the timely completion of the studies required to effect the filing of an Investigational New Drug application ("IND") with the U.S. Food and Drug Administration (the "FDA") for the Company's second HCV drug candidate and an IND for the Company's non-nucleoside reverse transcriptase inhibitor HIV drug candidate; (b) overseeing, in accordance with the timeline set forth by the intercompany project team (IcPT), the completion of the research and development components of the New Drug

Application the Company anticipates filing for telbivudine; and (c) conducting the research and development undertakings required by the Company in connection with its efforts to obtain governmental biodefense or bioterrorism related funding. From the Effective Date until December 31, 2004, the Employee agrees to devote substantially all of the Employee's business time, efforts and skills to the performance of the Employee's duties and responsibilities under this Agreement, provided, however, that the Employee shall be permitted to manage his personal investments and affairs, to serve, with the prior consent of the Company's Chief Executive Officer, on such scientific advisory boards or other similar organizations as agreed to promote the interests of the Company and to engage in charitable activities and community affairs provided such activities do not materially interfere with the proper performance of the Employee's duties and responsibilities hereunder. From January 1, 2005 until the expiration of the Employment Period, the Employee agrees to devote such of the Employee's business time, efforts and skills necessary to successfully complete the agreed upon tasks, but in any case not less than 20 hours worked per week. During the Employment Period, the Employee's principal place of employment shall be in the Boston, Massachusetts metropolitan area. Notwithstanding the foregoing, the Parties agree that, throughout the Employment Period, the Employee may continue his service on the scientific advisory board of Quark [Co.][Inc.]

         As of the Effective Date, the Employee shall cease to be an executive officer of the Company for all purposes, including without limitation Section 16 of the Securities Exchange Act of 1934, as amended.

4.       COMPENSATION AND BENEFITS

         A. Salary. During the Employment Period, as compensation for the performance of the Employee's duties and obligations under this Agreement, the Company shall pay to the Employee, an annual salary of $200,000 on a monthly basis of $16,667 per month ("Base Salary") in accordance with the normal payroll practices of the Company.

         B. 2004 Bonus. For services rendered during 2004, the Employee shall be eligible for a bonus of no less than $82,950 (the "Target Bonus"), if the Company's Board of Directors, in its sole discretion, determines that the performance criteria set forth in section 3 above relating to the period ending December 31, 2004 have been met. If such performance goals are exceeded, the Employee shall be entitled to receive an amount of up to 200% of the Target Bonus. Any bonus amount authorized by the Company's Board of Directors shall be paid to the Employee no later than March 30, 2005 in accordance with the terms of the bonus program established by the Board.

         C. Bonus. Provided that the Employment Period has not been terminated by the Employee or by the Company for Cause prior to June 30, 2005, the amount of $66,667 (the "Retention Bonus") will be paid to the Employee not later than July 31, 2005.


         D. Equity.

         (i) Continued Vesting. During the Employment Period (including extensions of the Employment Period beyond the initial term which are mutually agreed by the Company and the Employee), all options to purchase shares of the Company's capital stock ("Equity

Awards") will continue to vest and be exercisable. Except in the case of a Covered Termination, such vesting and exercise shall occur in accordance with the terms of such stock option agreements entered into between the Company and the Employee under the 1998 Equity Incentive Plan. In the event of a Covered Termination (as such term is hereinafter defined), the terms of this Agreement shall supercede the terms of the respective option agreements with respect to vesting and exercise of Equity Awards.

         (ii) Equity Holding Requirement. The Employee agrees not to sell, transfer, pledge or otherwise dispose of any interest in more than 50% of the "Holding Period Shares" prior to the later of: (i) June 30, 2005 or (ii) such later expiration of the Employment Period as is mutually agreed by the Company and the Employee. For purposes of this Agreement, "Holding Period Shares" shall mean any shares acquired upon the exercise or vesting of the Equity Awards possessed by the Employee as of May 9, 2003. The foregoing restriction shall immediately lapse upon termination of the Employee's employment as a result of:
(i) Disability (as defined below) of the Employee, (ii) the death of the Employee, or (iii) termination of the Employee's employment by the Company for any reason other than Cause. The foregoing restriction is not applicable to dispositions of the Holding Period Shares to a family member, family trust or family-controlled entity for estate planning purposes of the Employee.

         E. Employee Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the employee and fringe benefit plans of the Company in effect during the Employment Period on the same basis as provided generally to officers of the Company, subject to, and on a basis consistent with, the participation requirements and other terms and conditions of such plans. During the Employment Period, for purposes of the Company's travel policy, the Employee will be entitled to such benefits and terms and conditions that are applicable under such policy to executive vice presidents of the Company. For the calendar year ended December 31, 2004, the Employee shall be entitled to four (4) weeks vacation, subject to such carry-over policy as is approved by the Board. For the period from January 1, 2005 to the expiration of the Employment Period, the Employee shall not accrue any vacation time.

         F. Business Expenses. During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable business expenses incurred by the Employee in the performance of the Employee's duties under this Agreement, in accordance with Company's policies.

5.       TERMINATION OF EMPLOYMENT

         A. Termination by either Party. Either Party shall have the right to terminate the Employment Period and the Employee's employment hereunder without cause upon thirty (30) days written notice to the other Party. In addition, the Company shall have the right to terminate the Employment Period and the Employee's employment hereunder immediately for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder if such termination shall be the result of: (i) willful fraud or willful material dishonesty in connection with the Employee's employment by the Company; (ii) intentional failure by the Employee to substantially perform the Employee's duties hereunder or gross neglect in the performance of such duties;
(iii) gross misconduct by the Employee that is materially detrimental to the Company's reputation, goodwill or business operations; (iv) a breach of any of the Employee's covenants as provided in Section 6 hereof; or
(v) the conviction of, or plea of nolo contendere to, a charge of commission of a felony.

         In the event of termination of the Employment Period by the Company for any reason other than: (i) Cause or (ii) the expiration of the Employment Period (a "Covered Termination"), and provided the Employee enters into the Agreement and Release in the form attached hereto as Exhibit A, the Employee shall be entitled to:

         (i) payment of a cash lump-sum amount equal to the sum of (x) the Base Salary which would have been payable to the Employee if the Employment Period had continued until its expiration date, which in the case of the initial term is June 30, 2005; (y) the Retention Bonus provided that such amount which is payable only once has not been previously paid; and (z) the Target Bonus if such bonus has not been paid prior to the effective date of the Covered Termination and: (i) such Covered Termination occurs prior to December 31, 2004 or (ii) if the Covered Termination occurs after December 31, 2004, the Board has determined that the relevant performance criteria necessary for the Target Bonus to be earned have been satisfied;

         (ii) the immediate acceleration, vesting and exercisability of such Equity Awards that would have vested had the Employment Period continued until the later of: (i) June 30, 2005; or (ii) the mutually agreed extension of the Employment Period beyond the initial term.

         (iii) for a period of 24 months following the date of the Covered Termination (or until the expiration of the term of the option, if earlier), exercise all outstanding Equity Awards that were vested on the date of Covered Termination and such other Equity Awards that would have vested had the Employment Period continued until the later of (i) June 30, 2005; or (ii) the mutually agreed extension of the Employment Period beyond the initial term.

         (iv) continued coverage for the Employee and the Employee's eligible dependents under all group medical and dental insurance coverages that are provided to employees of the Company generally for a period of 12 months following a Covered Termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period; and

         (v) payment of (x) any earned but unpaid amounts as of the date of termination, including, but not limited to, Base Salary through the date of termination, any incentive awards, including if applicable, bonuses earned for performance periods that have ended and reimbursement of business expenses, (y) any compensation previously deferred by the Employee together with any vested Company matching contributions and (z) any accrued but unpaid vacation days under Company policy through the date of termination ("Accrued Obligations"), payable as soon as practicable following such termination.

         B. Termination Upon Death or Disability. The Employment Period and the Employee's employment hereunder shall be terminated by the death of the Employee. The Employment Period and the Employee's employment hereunder may be terminated by the Company or the Employee if the Employee shall be rendered incapable of performing the

Employee's duties to the Company by reason of any medically determined physical or mental impairment that can reasonably be expected to result in death or has lasted for a period of six (6) or more consecutive months from the first date of the Employee's absence due to the disability (a "Disability"). In the event the Employee's employment with the Company is terminated on account of death or Disability during the Employment Period, the Company shall provide the Employee (or his estate or legal representative, as the case may be) with such death or disability benefits as are provided under the death and disability plans that are available to employees of the Company generally on the date of termination. In addition, the Employee (or his estate or legal representative, as the case may be) shall be entitled to:

         (i) payment of 60% of Base Salary during the Employment Period (with such payment obligation offset by amounts that the Employee is entitled to receive from any insurance plan or policy of the Company);

         (ii) for a period of 24 months following the date of termination (or until the expiration of the term of the option, if earlier), exercise all outstanding Equity Awards that were vested on the date of termination and such other Equity Awards that would have vested had the Employment Period continued until June 30, 2005;

         (iii) continued coverage for the Employee (in the case of Disability) and the Employee's eligible dependents under all group medical and dental insurance policies that are provided to employees of the Company generally for a period of 12 months following such termination, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period; and

         (iv) payment of Accrued Obligations as soon as practicable following the termination of employment.

         C. C. Other Termination. In the event that the Employee's employment with the Company is terminated during the Employment Period (i) by the Company for Cause or (ii) by the Employee for any reason, the Employee shall not be entitled to any further payments, compensation or other benefits under this Agreement, except the Employee shall be entitled to (i) payment of Accrued Obligations as soon as practicable following such termination and (ii) treatment of any outstanding Equity Awards in accordance with the applicable plan or award agreement. The payments and benefits to which the Employee will be entitled upon expiration of the Employment Period, whether at the end of either the initial term or mutually agreed subsequent terms are set forth in Section 5.D. below.

It shall be a condition precedent to the Company's right to terminate the Employee's employment for Cause that (1) the Company shall first have given the Employee prior written notice stating with reasonable specificity the reason for the termination ("breach"), (2) if such breach is susceptible of cure or remedy, a period of 30 calendar days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, and (3) if the Employee fails to cure such neglect or conduct within such 30-day period, the Employee has an opportunity to be heard before the Board or, if the Board shall so designate, before a committee comprised of the Chief Executive Officer of the Company and two other senior executives of the Company, in each such case subject to a majority vote to terminate the Employee's employment for Cause.

         D. Expiration of the Employment Period. Upon expiration of the Employment Period, the Employee shall be entitled to:

         (i) continued coverage for the Employee and the Employee's eligible dependents under all group medical and dental insurance policies that are provided to employees of the Company generally for a period of 12 months following the expiration of the Employment Period, with such coverage to be at the Company's cost (subject to standard employee contribution requirements). Any such coverage shall be discontinued in the event that the Employee obtains substitute coverage from subsequent employment or service during such 12-month period;

         (ii) payment of Accrued Obligations as soon as practicable following the expiration of the Employment Period; and

         (iii) exercise Equity Awards vested on the date of expiration of the Employment Period in accordance with the terms and conditions provided in the agreements relating to such Equity Awards.

Except as otherwise provided in this Section 5.D above, upon expiration of the Employment Period, the terms and conditions of this Agreement shall terminate, except that the Employee's obligations pursuant to the Inventions and Non-Disclosure Agreement by and between the Company and the Employee dated as of May 8, 2003 (the "Inventions Agreement") and the Release of Claims incorporated herein and the Release of Claims to be executed at the expiration or termination the Employment Period shall survive the Employment Period, and Sections 6 and 8 hereof shall survive in accordance with their terms for the periods specified therein.

         E. Other Benefits. Except for statutory obligations and the obligations of the Company arising under this Agreement and agreements relating to any Equity Awards, the Company shall have no further severance obligations to the Employee or the Employee's beneficiaries upon the Employee's termination of employment.

6.     RESTRICTIVE COVENANTS

         A. Inventions. The Employee acknowledges that he has signed and will continue to honor the Inventions Agreement.

         B. Nonsolicitation of Employees. During the Restricted Period (as defined in Section 6.D below), the Employee shall not, without the express prior written approval of the Company, (i) directly or indirectly, knowingly solicit any employee of the Company or any of its affiliates (or any employee who was employed by the Company or any of its affiliates at any time within six (6) months prior to the date the Employee seeks to solicit such person) to leave the employ of the Company or its affiliates, as the case may be.

         C. Nonsolicitation of Customers. During the Restricted Period, the Employee agrees that other than in the ordinary course of business he shall not, without the express prior written approval of the Company, knowingly solicit, recruit or encourage any customer of the Company or any of its affiliates who was a customer at, or was a customer within the six (6) month period preceding, the date of the Employee's termination of employment to reduce or cease its business with the Company or any such affiliate.

         D. Noncompetition. In consideration of the continued employment of the Employee by the Company and the payments and other benefits accruing to the Employee under the terms of this Agreement, the Employee shall not, during the Restricted Period, without the express written approval of the Company, other than in the ordinary course of performing his duties hereunder, engage in a "Competitive Business," directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its Affiliates is engaged in business. Anything to the contrary notwithstanding, it shall not be a violation of this Section 6.D for the Employee to (i) own or acquire up to two percent (2%) of the outstanding equity securities (measured by value) of any entity, (ii) serve as a member of the board of directors or as a member of an advisory committee of any entity on which Employee was serving prior to the date of termination of his employment or of any entity which is not engaged in a Competitive Business or (iii) provide services to a subsidiary, division or affiliate of a Competitive Business if such subsidiary, division or affiliate is not itself engaged in a Competitive Business and the Employee does not provide services to, or have any responsibilities regarding, the Competitive Business.

         For purposes of this Agreement, the term "Competitive Business" shall mean a commercial, for profit entity that discovers, develops and commercializes therapeutics for the treatment of human viral diseases in the same geographic area that the therapeutics for the treatment of human viral diseases are discovered, developed, marketed and commercialized by the Company or any of its subsidiaries. For purposes hereof, the "Restricted Period" shall be the Employment Period and a period of one (1) year following the termination of the Employment Period.

         E. Enforcement. The Employee acknowledges that if he breaches any provision of this Section 6, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right, if permitted by a court of the applicable jurisdiction, to enjoin any such breach, without posting any bond. The Employee hereby waives the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. The Employee acknowledges and agrees that the provisions of this Section 6 are reasonable and necessary for the successful operation of the Company. In the event a court of competent jurisdiction determines that the Employee has breached the Employee's obligations in any material respect under this Section 6 (other than through the issuance of an injunction issued without a determination on the merits), the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall be entitled to cease all payments due to the Employee under this Agreement as of the date of such determination.

7.     RELEASE OF CLAIMS

         In further consideration of the Parties entering into this Agreement, upon execution of this Agreement, the Parties will execute the attached Agreement and Release of Claims at Exhibit A. Additionally, the Employee agrees to enter into the Agreement and Release of Claims set forth at Exhibit A upon termination or expiration of the Employment Period.

8.     DISPUTE RESOLUTION

         Except as otherwise provided in Sections 5.C. and 6.E hereof, any controversy, dispute or claim arising out of or relating to this Agreement shall be resolved by final and binding arbitration, to be held in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association and this Section 8. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Neither Party shall be liable for punitive or exemplary damages.

9.     WITHHOLDING OF TAXES

         All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to income tax, employment tax and such other taxes and withholdings as the Company may reasonably determine it should withhold pursuant to any applicable U.S. Federal, state or local law or regulation.

10.    NOTICE

         All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, sent by express, registered or certified mail, postage prepaid, or sent by facsimile transmission, addressed to the Employee at the Employee's personal residence as reflected in the Company's records, and to the Company at 60 Hampshire Street, Cambridge, Massachusetts 02139. Either Party may, by written notice to the other in accordance herewith, change the address to which notices to such Party are to be delivered or mailed.

11.    GOVERNING LAW

         This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

12.    WAIVER OF BREACH

         Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company. Any waiver to be effective must be in writing and signed by the Party against whom it is being enforced (either the Employee or an authorized officer of the Company, as the case may be) and must specifically refer to the provision of this Agreement which is being waived.

13.    NON-ASSIGNMENT; SUCCESSORS

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than his accrued rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 13 or in an applicable plan, program, grant or agreement of the Company or any affiliate. In the event of the Employee's death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14.    SEVERABILITY

         If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the Parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof).

15.    ENTIRE AGREEMENT

         This Agreement, the Inventions Agreement and the Agreement and Release constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and thereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof and thereof, whether written or oral, including, without limitation, the Prior Agreement. Any award agreement relating to an Equity Award, to the extent inconsistent with any provision of this Agreement, shall be treated as amended in a manner consistent with the terms of this Agreement. This Agreement may be amended or modified only by a written instrument (specifically referencing the provision of this Agreement being so amended) executed by the Employee and an authorized officer of the Company.

16.    COUNTERPARTS

       This Agreement may be executed in two or more counterparts.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above and this Agreement shall be effective and binding on the Parties from such date.

                                       IDENIX PHARMACEUTICALS, INC.

                                       /s/ Jean-Pierre Sommadossi
                                       --------------------------------
                                       By:  Jean-Pierre Sommadossi, Ph.D.
                                       Its: Chief Executive Officer


                                       EMPLOYEE

                                       /s/ David Shlaes
                                       --------------------------------
                                       Name:  David Shlaes, M.D., Ph.D.